Sunrise Reports Financial Results for Third-Quarter 2009

MCLEAN, Va., Nov. 9 /PRNewswire-FirstCall/ — Sunrise Senior Living, Inc. (NYSE: SRZ) today reported financial results and operating data for the third quarter of 2009.  Sunrise will host a conference call and webcast Monday, November 9, 2009, at 9:00 a.m. ET, to discuss the financial results.

"We are pleased with the restructuring progress we have made but not with our financial performance," said Mark Ordan, Sunrise's chief executive officer. "We are dedicated to matching our sector-leading brand and care with profitable results."

Financial Results for Third-Quarter 2009

Sunrise reported revenues of $382.6 million for the third quarter of 2009, as compared to $412.6 million for the third quarter of 2008. Net loss for the third quarter of 2009 was ($44.4) million, or ($0.88) per fully diluted share, as compared to net loss of ($68.7) million, or ($1.36) per fully diluted share, for the third quarter of 2008. The loss before income taxes and discontinued operations for the third quarter of 2009 was ($37.8) million as compared to loss before income taxes and discontinued operations for the third quarter of 2008 of ($70.9) million.

In the third quarter, net loss from operations for the three months ended September 30, 2009, was ($33.9) million.  Adding back non-recurring items including the SEC investigation costs of $1.1 million and restructuring costs of $9.0 million, and non-cash charges including depreciation and amortization of $11.7 million, the provision for doubtful accounts of $0.3 million, write-off of capitalized project costs of $0.7 million and impairment of long-lived assets of $9.9 million, adjusted loss from ongoing operations was ($1.3) million.  Adjusted (loss) income from ongoing operations is a measure of operating performance that is not calculated in accordance with U.S. GAAP and should not be considered as a substitute for income or loss from operations or net income or loss.  Adjusted income from ongoing operations is used by management to focus on income generated from the ongoing operations of the Company and to help management assess if adjustments to current spending decisions are needed. It is not calculated in accordance with U.S. generally accepted accounting principles and should not be considered as a substitute for income/loss from operations or net income/loss. For a reconciliation of these items, please refer to the attached table "Adjusted (Loss) Income from Ongoing Operations."

Cash and Liquidity Update

As previously announced, on October 19, 2009, Sunrise entered into the 13th Amendment to its bank credit facility extending its maturity date to December 2, 2010. At September 30, 2009, the outstanding borrowings under the bank credit facility were $68.9 million.  On October 19, 2009, after paying $6.0 million of principal in connection with the 13th Amendment, the outstanding borrowings under the bank credit facility were $62.9 million and outstanding letters of credit were $23.9 million.

Sunrise had $43.4 million and $29.5 million of unrestricted cash at September 30, 2009 and December 31, 2008, respectively.  Sunrise has no borrowing availability under the bank credit facility, and has significant scheduled debt maturities in 2009 and 2010 and significant long-term debt that is in default.   As of September 30, 2009, Sunrise and its consolidated subsidiaries had debt of $624.6 million, of which $151.5 million of debt is scheduled to mature in 2009. Long-term debt that is in default totals $411.9 million, including $200.0 million of debt ($219.3 million face) that is in default as a result of the failure to pay principal and interest to the lenders of Sunrise's German communities, as further described below.

Sunrise is endeavoring to extend debt maturity dates, re-finance debt and obtain waivers from applicable lenders.  The Company is engaged in discussions with various venture partners and third parties regarding the sale of certain assets with the purpose of increasing liquidity and reducing obligations.

Sale of 21 Communities

On October 7, 2009, as previously announced, Sunrise entered into an agreement to sell 21 wholly owned assisted living communities, located in 11 states, to Brookdale Senior Living, Inc. for $204 million. Brookdale placed into escrow an earnest money deposit of $5 million toward the purchase price. The closing date is currently scheduled for November 16, 2009. At the closing of the sale, Sunrise expects to receive approximately $60 million in proceeds after payment or assumption by Brookdale of certain mortgage loans, the posting of required escrows, and payment of expenses by Sunrise. Sunrise will use $25 million of the proceeds to pay down its bank credit facility and will place $20 million into a collateral account for the benefit of other creditors.

Sunrise recorded an impairment charge of $6.8 million in the third quarter of 2009 to write down five of the 21 communities to fair value. The Company expects to record a gain on the sale of real estate of approximately $50 million upon closing of the transaction.

Germany

On October 22, 2009, as previously announced, Sunrise entered into a restructuring agreement, in the form of a binding term sheet, with the two lenders to seven of the nine German communities, to settle and compromise their claims against the Company, including under operating deficit and principal repayment guarantees provided by Sunrise in support of its German subsidiaries. The two lenders contended that these claims had an aggregate value of approximately $121.6 million. The binding term sheet contemplates that, on or before the first anniversary of the execution of definitive documentation for the restructuring, certain other of its identified lenders may elect to participate in the restructuring with respect to their asserted claims. The claims being settled by the two lenders represent approximately 77.5 percent of the aggregate amount of claims asserted by the lenders that may elect to participate in the restructuring transaction.

Sunrise has guaranteed among other things that, within 30 months of the first execution of the definitive documentation for the restructuring, the electing lenders will receive a minimum of $58.3 million from the net proceeds of the sale of certain unencumbered North American properties, which equals 80 percent of the most recent aggregate appraised value of these properties, as well their pro rata share of up to an aggregate of 5 million shares of common stock for the lenders who participate on or before the first execution of definitive documentation. If the electing lenders do not receive at least $58.3 million by such date, Sunrise will make payment to cover any shortfall or, at such lenders' option, convey to them the remaining unsold properties. As any gain or loss on the transaction is dependent upon the values at closing of the aforementioned consideration, Sunrise is unable to estimate any gain or loss at this time.

In addition, Sunrise will market for sale the German assisted living communities subject to loan agreements with the electing lenders and will remain responsible for all costs of operating, preserving and maintaining these communities until the earlier of either their sale or December 31, 2010.

In the second quarter of 2009, Sunrise engaged a broker to assist in the sale of the nine German communities and at that time, classified the German assets as held for sale. As the book value of the majority of the assets was in excess of their fair value less estimated costs to sell, the Company recorded a charge of $52.4 million in the second quarter of 2009, which is included in discontinued operations.

Fountains

On October 26, 2009, as previously announced, Sunrise entered into agreements with its venture partner as well as with the venture lender to release the Company from all claims that the venture partner and the lender had against Sunrise prior to the date of the agreements and from all of its future funding obligations in connection with the Fountains portfolio.   In exchange, Sunrise, among other things, transferred its 20-percent ownership interest to its venture partner, contributed vacant land parcels adjacent to six of the Fountains communities to the venture, and will transition from management. Sunrise will retain certain management and operating obligations during a temporary transition period. There will be no gain or loss as a result of this transaction.

EdenCare Portfolio Transition

As the Company previously disclosed, Sunrise could be terminated in 2009 from management of a portfolio of communities owned by HCP, Inc. for failure to meet performance thresholds.  On June 18, 2009, HCP announced it had exercised this termination right. Sunrise, which earned fees totaling $3.0 million in 2008, transitioned these communities to a new manager on October 1, 2009.

Operating Data for Third-Quarter 2009

The nine German communities have been excluded from Sunrise's 2009 third quarter operating results set forth below because they are considered discontinued operations.

•
Comparable community revenues for the third quarter of 2009 decreased by 2.2 percent, from $565.3 million for the third quarter of 2008 to $553.1 million for the third quarter of 2009.  Excluding the impact of foreign exchange rates in 2009, comparable community revenues for the third quarter of 2009 decreased 1.4 percent to $557.5 million year over year. Sunrise's comparable community portfolio consists of communities that were open and operating as of January 1, 2007, and include consolidated, unconsolidated venture, and managed communities in the United States, Canada and the United Kingdom.

•
Average unit occupancy in comparable communities for the third quarter of 2009 was 86.7 percent, which was down 380 basis points from 90.5 percent for the third quarter of 2008, and down 20 basis points as compared to 86.9 percent in the second quarter of 2009.

•
Average daily revenue per occupied unit in comparable communities increased 2.3 percent from $182.25 for the third quarter of 2008 to $186.37 for the third quarter of 2009. Excluding the impact of foreign exchange rates in 2009, average daily revenue per occupied unit for the comparable community portfolio increased 3.1 percent to $187.83 for the third quarter of 2009 as compared to the third quarter of 2008.

•
Comparable community operating expenses for the third quarter of 2009 increased 0.7 percent over the third quarter of 2008 from $408.7 million to $411.7 million. Excluding approximately $19 million in certain health and insurance credits experienced in the third quarter of 2008, as well as the impact of the foreign exchange rates in 2009, these operating expenses decreased 3.0 percent.

•
As the Company has announced, Sunrise either has exited or will exit three portfolios in the coming months: EdenCare, The Fountains and 21 wholly owned communities. Excluding these three portfolios' operating performance, third-quarter 2009 comparable community revenues were $478.3 million, average unit occupancy was 87.1 percent, average daily revenue per occupied unit was $196.18, and community operating expenses were $349.7 million. A table providing additional detail on the Company's operating results excluding these three portfolios has been attached.

•
In the third quarter of 2009, Sunrise opened four new communities, with a combined capacity of 342 units.  As of September 30, 2009, Sunrise had five communities under construction, with capacity for an additional 403 units.

•	As of September 30, 2009, Sunrise operated 418 communities located in the United States, Canada, the United Kingdom and Germany, with a unit capacity of approximately 43,000 units.

•	As of November 9, 2009, Sunrise operated 403 communities located in the United States, Canada, the United Kingdom and Germany, with a unit capacity of approximately 41,500 units.

Sunrise's management believes that total comparable-community revenues, average daily revenue per occupied unit, average unit occupancy rates and total comparable-community expenses are useful indicators of trends in Sunrise's management business.  For additional details on Sunrise's comparable-community operations data, please refer to the Supplemental Information attached.

Conference Call and Webcast

Sunrise will host a conference call and webcast at 9:00 a.m. ET on Monday, November 9, 2009, to discuss the financial results for the third quarter of 2009 and the other matters discussed in this press release.  The call-in number for the conference call is 888-516-2435 and 719-325-2260 (from outside the U.S.). Callers should reference the "Sunrise Senior Living Q3 Earnings Call" or the participant passcode: 6614458. Those interested may also go to the Investor Relations section of Sunrise's Web site (http://www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until November 23, 2009 at 12:00 p.m. ET, by dialing 888-203-1112 or 719-457-0820 (passcode: 6614458); a replay will also be available on Sunrise's Web site during that period.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people.  As of November 9, 2009, Sunrise operated 403 communities in the United States, Canada, Germany and the United Kingdom, with a combined unit capacity of approximately 41,500 units.  Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing and rehabilitative services.  Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.  To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that the Company's sale of the 21-community portfolio is not consummated, changes in the Company's anticipated cash flow and liquidity; the Company's ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company's ability to obtain waivers, cure or reach agreements with respect to defaults under the Company's loan, joint venture and construction agreements; the risk that a group of the Company's creditors, acting together, could force the Company into an involuntary bankruptcy proceeding; the Company's ability to sell its Germany communities and settle the related debt within a reasonable time period, and to negotiate a comprehensive restructuring of the Company's obligations in respect of its Fountains portfolio and certain other of its ventures; the Company's ability to refinance its Bank Credit Facility and other debt due in 2009 and/or raise funds from other sources; the Company's ability to achieve anticipated savings from the Company's cost reduction program; the outcome of the U.S. Securities and Exchange Commission's investigation; the outcome of the IRS audit of the Company's tax returns for the tax years ended December 31, 2005, 2006 and 2007; the Company's ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company's critical accounting estimates; risk of further write-downs or impairments of the Company's assets; risk of future obligations to fund guarantees and other support arrangements to some of the Company's ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; availability of financing for development, including construction loans as to which we are in default; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; business conditions and market factors that could affect occupancy rates at and revenues from the Company's communities and the value of the Company's properties generally; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in the Company's 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company's Form 10-Q filings or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUNRISE SENIOR LIVING, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands, except per share and share amounts)	2009	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$43,382	$29,513
Accounts receivable, net	37,265	54,842
Income taxes receivable	7,330	30,351
Due from unconsolidated communities	24,146	45,255
Deferred income taxes, net	14,999	25,341
Restricted cash	31,857	37,392
Assets held for sale	88,254	49,076
German assets held for sale	105,554	-
Prepaid insurance	3,838	9,512
Prepaid expenses and other current assets	17,058	23,626
Total current assets	373,683	304,908
Property and equipment, net	419,871	681,352
Due from unconsolidated communities	18,978	31,693
Intangible assets, net	54,400	70,642
Goodwill	-	39,025
Investments in unconsolidated communities	71,161	66,852
Investments accounted for under the profit-sharing method	13,531	22,005
Restricted cash	100,966	123,772
Restricted investments in marketable securities	33,670	31,080
Other assets, net	9,893	10,228
Total assets	$1,096,153	$1,381,557

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of debt	$335,749	$377,449
Outstanding draws on bank credit facility	68,878	95,000
Debt relating to German assets held for sale	200,034	-
Accounts payable and accrued expenses	155,332	184,144
Liabilities associated with German assets held for sale	9,908	-
Due to unconsolidated communities	1,883	914
Deferred revenue	7,398	7,327
Entrance fees	35,158	35,270
Self-insurance liabilities	46,174	35,317
Total current liabilities	860,514	735,421
Debt, less current maturities	19,964	163,682
Investment accounted for under the profit-sharing method	-	8,332
Guarantee liabilities	13,777	13,972
Self-insurance liabilities	62,947	68,858
Deferred gains on the sale of real estate and deferred revenues	17,480	88,706
Deferred income tax liabilities	14,999	28,129
Other long-term liabilities, net	102,442	126,543
Total liabilities	1,092,123	1,233,643

Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value, 120,000,000 shares authorized, 51,072,275 and 50,872,711 shares issued and outstanding, net of 392,961 and 342,525 treasury shares, at September 30, 2009 and December 31, 2008, respectively	511	509
Additional paid-in capital	461,945	458,404
Retained loss	(471,407)	(327,056)
Accumulated other comprehensive income	8,864	6,671
Total stockholders’ (deficit) equity	(87)	138,528
Noncontrolling interests	4,117	9,386
Total equity	4,030	147,914
Total liabilities and equity	$1,096,153	$1,381,557

SUNRISE SENIOR LIVING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Operating revenue:
Management fees	$26,795	$36,179	$84,305	$101,071
Resident fees for consolidated communities	106,098	106,112	319,842	314,462
Ancillary fees	11,067	11,235	34,148	32,197
Professional fees from development, marketing and other	809	12,631	11,343	33,632
Reimbursed costs incurred on behalf of managed communities	237,810	246,460	709,158	751,158
Total operating revenues	382,579	412,617	1,158,796	1,232,520
Operating expenses:
Community expense for consolidated communities	80,761	81,248	242,384	234,389
Community lease expense	15,608	15,184	44,765	44,916
Depreciation and amortization	11,659	11,630	41,454	34,264
Ancillary expenses	10,378	9,480	31,880	28,339
General and administrative	34,024	37,147	91,829	116,017
Development expense	1,797	7,995	10,462	28,417
Write-off of capitalized project costs	652	47,512	14,147	84,209
Accounting Restatement, Special Independent Committee inquiry, SEC investigation and stockholder litigation	1,108	5,072	3,541	26,436
Restructuring costs	8,960	7,219	25,883	7,219
Provision for doubtful accounts	331	2,280	11,335	5,716
Loss on financial guarantees and other contracts	809	975	1,463	1,703
Impairment of long-lived assets	9,922	-	34,962	2,349
Costs incurred on behalf of managed communities	240,494	246,076	719,735	749,384
Total operating expenses	416,503	471,818	1,273,840	1,363,358
Loss from operations	(33,924)	(59,201)	(115,044)	(130,838)
Other non-operating income (expense):
Interest income	572	1,000	1,428	3,973
Interest expense	(3,661)	(3,997)	(10,809)	(7,937)
Gain (loss) on investments	95	720	904	(4,000)
Other income (expense)	2,957	780	4,276	(4,866)
Total other non-operating expense	(37)	(1,497)	(4,201)	(12,830)
Gain on the sale and development of real estate and equity interests	3,627	4,717	20,330	19,029
Sunrise’s share of (loss)earnings and return on investment in unconsolidated communities	(4,613)	(15,549)	9,362	(7,207)
(Loss) income from investments accounted for under the profit-sharing method	(2,897)	594	(9,157)	95
Loss before (provision for) benefit from income taxes and discontinued operations	(37,844)	(70,936)	(98,710)	(131,751)
(Provision for) benefit from income taxes	(1,010)	33,248	1,449	49,476
Loss before discontinued operations	(38,854)	(37,688)	(97,261)	(82,275)
Discontinued operations, net of tax	(5,523)	(32,035)	(46,959)	(54,945)
Net loss	(44,377)	(69,723)	(144,220)	(137,220)
Less: Net (income) loss attributable to noncontrolling interests	(25)	1,057	(131)	3,653
Net loss attributable to common shareholders	$(44,402)	$(68,666)	$(144,351)	$(133,567)

Earnings per share data:
Basic net loss per common share
Loss before discontinued operations	$(0.77)	$(0.75)	$(1.93)	$(1.64)
Discontinued operations, net of tax	(0.11)	(0.61)	(0.92)	(1.01)
Net loss	$(0.88)	$(1.36)	$(2.85)	$(2.65)

Diluted net loss per common share
Loss before discontinued operations	$(0.77)	$(0.75)	$(1.93)	$(1.64)
Discontinued operations, net of tax	(0.11)	(0.61)	(0.92)	(1.01)
Net loss	$(0.88)	$(1.36)	$(2.85)	$(2.65)

ADJUSTED (LOSS) INCOME FROM ONGOING OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Loss from operations	$(33,924)	$(59,201)	$(115,044)	$(130,838)
Non-cash expenses:
Depreciation and amortization	11,659	11,630	41,454	34,264
Write-off of capitalized project costs	652	47,512	14,147	84,209
Provision for doubtful accounts	331	2,280	11,335	5,716
Impairment of long-lived assets	9,922	-	34,962	2,349

(Loss) income from operations before non-cash expenses	(11,360)	2,221	(13,146)	(4,300)
Accounting Restatement, Special Independent Committee
inquiry, SEC investigation and stockholder litigation	1,108	5,072	3,541	26,436
Restructuring costs	8,960	7,219	25,883	7,219

Adjusted (loss) income from ongoing operations	$(1,292)	$14,512	$16,278	$29,355

Adjusted (loss) income from ongoing operations is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles and should not be considered as a substitute for income/loss from operations or net income/loss. Adjusted income from ongoing operations is used by management to focus on cash generated from our ongoing operations and to help management assess if adjustments to current spending decisions are needed.

Sunrise Senior Living, Inc.
Supplemental Information
As of  September 30, 2009
($ in thousand except average daily rate)

			Unit		Resident
	Communities		Capacity		Capacity
	Q3 09	Q3 08	Q3 09	Q3 08	Q3 09		Q3 08
Community Data (1,2)
Communities managed for third-party owners (excluding Greystone)	136	148	14,109	15,430	15,509		16,871
Communities in ventures	213	200	19,776	19,919	22,620		22,479
Communities consolidated	69	74	9,135	9,478	9,644		9,974
Greystone communities	-	22	-	5,898	-		5,898
Total communities operated	418	444	43,020	50,725	47,773		55,222

Percentage of Total
Operating Portfolio Assisted Living			76%	73%
Independent Living			19%	22%
Skilled Nursing			5%	5%
Total			100%	100%

Selected Operating Results
Comparable Community Owned Portfolio Operating Results (3)			Q309	Q308	% Change

Total Comparable-Community Portfolio

Number of Communities			359	359
Unit Capacity			37,206	37,206
Resident Capacity			41,081	41,081
Community Revenues			$553,143	$565,341	-2.2%
Community Revenues Excluding Impact of '09 Exchange Rates			$557,483	$565,341	-1.4%
Community Operating Expenses			$411,684	$408,688	0.7%
Community Operating Expenses Excluding Impact of '09 Exchange Rates and Q3 '08 Health and Insurance Credits			$414,435	$427,436	-3.0%
Average Daily Revenue Per Occupied Unit			$186.37	$182.25	2.3%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates			$187.83	$182.25	3.1%
Average Unit Occupancy Rate			86.7%	90.5%	(380	) basis points

Communities in ventures and managed for third-party owners (excluding Greystone)
Number of Communities			302	302
Unit Capacity			29,124	29,124
Resident Capacity			32,657	32,657
Community Revenues			$449,544	$460,929	-2.5%
Community Revenues Excluding Impact of '09 Exchange Rates			$453,884	$460,929	-1.5%
Community Operating Expenses			$330,415	$328,900	0.5%
Community Operating Expenses Excluding Impact of '09 Exchange Rates and Q3 '08 Health and Insurance Credits			$333,166	$343,363	-3.0%
Average Daily Revenue Per Occupied Unit			$194.33	$190.96	1.8%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates			$196.20	$190.96	2.7%
Average Unit Occupancy Rate			86.3%	90.0%	(370	) points basis

Communities consolidated
Number of Communities			57	57
Unit Capacity			8,082	8,082
Resident Capacity			8,424	8,424
Community Revenues			$103,599	$104,412	-0.8%
Community Revenues Excluding Impact of '09 Exchange Rates			$103,599	$104,412	-0.8%
Community Operating Expenses			$81,269	$79,788	1.9%
Community Operating Expenses Excluding Impact of '09 Exchange Rates and Q3 '08 Health and Insurance Credits			$81,269	$84,073	-3.3%
Average Daily Revenue Per Occupied Unit			$158.26	$151.69	4.3%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates			$158.26	$151.69	4.3%
Average Unit Occupancy Rate			88.0%	92.4%	(440	) basis points

Development Communities to be Opened (# Communities)

	Q409	Q1 10	Q2 10	Q3 10	Total
Consolidated communities	-	-	-	-	-
Venture communities	5			-	5
	5	-	-	-	5

Development Communities to be Opened (#Units)

	Q409	Q1 10	Q2 10	Q3 10	Total
Consolidated communities	-	-	-	-	-
Venture communities	403			-	403
	403	-	-	-	403

Development Communities to be Opened (#Residents)

	Q409	Q1 10	Q2 10	Q3 10	Total
Consolidated communities	-	-	-	-	-
Venture communities	477			-	477
	477	-	-	-	477

Notes

(1)	During the third quarter of 2009, Sunrise opened four venture communities. There was also one consolidated community sold or disposed.
(2)
Comparable community portfolio consists of all communities in which Sunrise has an ownership interest in or management agreement with, and were under Sunrise ownership or management for at least 24 months as of the January 1, 2009.  This includes consolidated communities, communities in ventures and communities managed for third-party owners.

(3)	Community operating expenses exclude management fees paid to Sunrise with respect to comparable-community ventures in order to make comparisons between consolidated and venture communities consistent.

Sunrise Senior Living, Inc.
Supplemental Information
As of  September 30, 2009
($ in thousand except average daily rate)

Selected Operating Results Excluding EdenCare, Fountains and 21 Wholly Owned Communities Comparable Community Owned Portfolio Operating Results	Q3 09	Q3 08	% Change

Total Comparable-Community Portfolio
Number of Communities	307	307
Unit Capacity	30,443	30,443
Resident Capacity	33,843	33,843
Community Revenues	$478,325	$489,369	-2.3%
Community Revenues Excluding Impact of '09 Exchange Rates	$482,665	$489,369	-1.4%
Community Operating Expenses	$349,738	$346,274	1.0%
Community Operating Expenses Excluding Impact of '09 Exchange Rates and Q3 '08 Health and Insurance Credits	$352,488	$364,362	-3.3%
Average Daily Revenue Per Occupied Unit	$196.18	$192.27	2.0%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates	$197.96	$192.27	3.0%

Average Unit Occupancy Rate	87.1%	90.8%	(370	) basis points

Communities in ventures and managed for third-party owners (excluding Greystone)
Number of Communities	271	271
Unit Capacity	23,749	23,749
Resident Capacity	26,994	26,994
Community Revenues	$394,513	$405,388	-2.7%
Community Revenues Excluding Impact of '09 Exchange Rates	$398,854	$405,388	-1.6%
Community Operating Expenses	$283,141	$281,921	0.4%
Community Operating Expenses Excluding Impact of '09 Exchange Rates and Q3 '08 Health and Insurance Credits	$285,891	$295,989	-3.4%
Average Daily Revenue Per Occupied Unit	$207.79	$204.86	1.4%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates	$210.07	$204.86	2.5%

Average Unit Occupancy Rate	86.9%	90.5%	(360	) basis points

Communities consolidated
Number of Communities	36	36
Unit Capacity	6,694	6,694
Resident Capacity	6,848	6,848
Community Revenues	$83,811	$83,981	-0.2%
Community Revenues Excluding Impact of '09 Exchange Rates	$83,811	$83,981	-0.2%
Community Operating Expenses	$66,597	$64,353	3.5%
Community Operating Expenses Excluding Impact of '09 Exchange Rates and Q3 '08 Health and Insurance Credits	$66,597	$68,373	-2.6%
Average Daily Revenue Per Occupied Unit	$155.32	$148.26	4.8%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates	$155.32	$148.26	4.8%

Average Unit Occupancy Rate	87.6%	91.8%	(420	) basis points

CONTACT:  Meghan Lublin, Corporate and Investor Communications of Sunrise Senior Living, Inc., +1-703-854-0299